EXHIBIT (a)(3)

NEUBERGER BERMAN ETF TRUST
TRUST INSTRUMENT
SCHEDULE A

Neuberger Berman Carbon Transition & Infrastructure ETF
Neuberger Berman Disrupters ETF
Neuberger Berman Next Generation Connected Consumer ETF

DATED: March 24, 2022